Cardinal Energy Group, Inc. Sells its California and Ohio Assets

Company to focus exclusively in Texas

Dublin OH, April 24, 2014 — Cardinal Energy Group, Inc. (“Cardinal Energy” or “the Company”) (OTCQB: CEGX) announced that it completed the sale its oil and gas assets in California and Ohio to California Hydrocarbons Corporation on April 22, 2014 for 3,000,000 shares of Cardinal Energy stock held by California Hydrocarbon that will be cancelled. The Cardinal Energy common stock is valued at $2 million as of April 22, 2014. Cardinal Energy will now focus exclusively on oil and gas production in Texas.

Cardinal Energy acquired a fractional working interest in 11 oil and gas wells located in Licking and Knox Counties, Ohio, and a 100% working interest in 2 oil wells located in Holmes County, Ohio in 2011. Cardinal Energy also acquired a 100% working interest in the Armstrong #17-1 and #17-3 dry gas wells along with a 652 acre lease located in Colusa County, California in 2011.

“The sale of our California and Ohio assets are consistent with our strategy to focus our current and future production in Texas,” comments Timothy Crawford, CEO of Cardinal Energy. “We continue to see significant opportunities to increase our production and reserves from our 78 wells located in Shackelford and Eastland counties. By streamlining our assets and operations, we can more effectively deploy our capital to generate returns to our shareholders.”

The Colusa County, California asset sale to California Hydrocarbons also includes 3D seismic data for Section 17 and the transfer of a $20,000.00 cash bond with the State of California. The aggregate cost basis of the assets being sold was $1.2 million excluding depreciation. Cardinal Energy will also eliminate approximately $650,000 of impairment from its balance sheet once the sale is completed and will retire 3 million shares of its common stock.

Forward Looking Statements

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cardinal Energy Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations concerning our ability to increase the rate of oil and gas production results for our oil and gas operations and returns to our shareholders.

About Cardinal Energy Group, Inc.

Cardinal Energy Group, Inc. is a U.S producer of oil and natural gas within the United States. The Company is based in Dublin, Ohio. Cardinal focuses on known formations that have significant proven reserves remaining that can be produced economically. Cardinal targets fields with wells that may need remediation due to neglect or undercapitalization. We select prospects that offer a strong up-side for production. The upside we seek in a prospect is twofold – it must have the potential to be restarted or have its current production increased using newer technology and remediation methods and; it must also have additional lease acreage which can be further developed by completing development wells adjacent to existing producing wells. Cardinal exploits these undervalued assets by acquiring a majority working interest in the prospect and then applies the Company’s calculated development plan. Cardinal also seeks acquisitions of over-leveraged companies when there is a clear upside from their purchase based on strong commodity prices. The Company operates throughout the Continental United States. More information on Cardinal Energy Group, Inc. is available at www.cegx.us.

Contact:

MZ North America

Ted Haberfield

President

Tel: +1-760-755-2716

Email: thaberfield@mzgroup.us

Web: www.mzgroup.us